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Celanese Corporation 1601 West LBJ Freeway Dallas, TX 75234 U.S.A.

Press Information

Celanese Corporation Declares Preferred Share Dividend

DALLAS, Texas, July 5, 2005 – The Board of Directors of Celanese Corporation (NYSE:CE) today declared a dividend of $0.265625 per share on its 4.25% convertible perpetual preferred stock payable on August 1, 2005.

The dividend is for the period May 1, 2005 to July 31, 2005 to owners of record as of July 15, 2005.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has 29 production plants, with major operations in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.

Your contacts:

USA	Europe	Investor Relations
Jeanne Cullers Phone: 972-443-4824 Telefax: 972-443-8555 Email:JECullers@celanese.com	Michael Kraft Phone: +49 69 30514072 Telefax: +49 69305 36787 Email: M.Kraft@celanese.com	Mark Oberle Phone: 972-443-4464 Telefax: 972-443-8555 Email: Mark.Oberle@celanese.com